Exhibit 99.1

Release for 3:00 P.M., C.D.T.
July 30, 2009

Rochester Medical Reports Third Quarter Results
Stewartville, MN July 30, 2009
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ended June 30, 2009.
The Company reported sales of $8,908,000 for the current quarter compared to $8,241,000 for the third quarter of last year. The Company also reported net loss of $77,000 or ($.01) per diluted share for the quarter compared to net income of $312,000 or $.02 per diluted share for the same period of last year.
The approximate 8% increase in sales (18% on a constant currency basis) resulted from a 42% increase in Private Label Sales (42% increase on a constant currency basis), partially offset by a 4% decrease in Rochester Medical Branded Sales (8% increase on a constant currency basis).
Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the third quarter of 2009 the U.S. dollar was significantly stronger versus the pound sterling, thus negatively affecting Rochester Medical Branded Sales growth levels in actual U.S. dollars given the significant volume of our branded product sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $245,000 or $.02 per diluted share compared to Non-GAAP Net Income of $636,000 or $.05 per diluted share for the third quarter of last year. The decrease for the current quarter on a Non-GAAP basis is primarily attributable to a tax benefit of $654,000 taken in the third quarter of last year.
Regarding today’s announcement, Rochester Medical’s CEO and President Anthony J. Conway said, “Once again, excluding exchange rate influences, the Company had a very solid quarter. The overall 18% sales growth is very good, and we are also pleased that U.S. & European Rochester Medical Branded Sales are up 15% overall on a constant currency basis. Branded sales in the rest of the world were down 16%, and we believe that is simply a reflection of order timing from certain International distributors. I would also note that the 42% increase in Private Label Sales reflects a significant upward quarterly percentage aberration due to the timing of orders from large Private Label customers.”

Conway added, “I am very pleased with our progress in certain important areas. We have made significant strides in U.S. Acute Care, with several major opinion leading institutions now making product purchases, and with increasing interest and commitment from other major institutions. We have just begun the introduction of our new StrataSITM Foley Catheter technology, and the initial reception is very positive. We are now initiating ReleaseNF® catheter evaluations in the United Kingdom, and we are exploring potential partnerships for introduction of the ReleaseNF Anti-Infection Foley Technology into mainland Europe. Also, I’m pleased to report that our new MAGIC3TMIntermittent Catheter Technology is doing very well in the U.S. and in the United Kingdom, and is now being introduced in mainland Europe.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 and subsequent reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic:   888.679.8018, password 99367806
International: 617.213.4845, password 99367806
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PGY64RKT9
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic:   888-286-8010, password 41138193
International: 617-801-6888, password 41138193
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Nine months ended
June 30, 2009

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP Sales as Reported	$8,908,416	$8,241,232	$25,789,530	$25,679,758

Exchange rate as Reported	1.55	1.98	1.52	2.00

Constant Currency Sales	$8,908,416	$7,550,514	$25,789,530	$23,377,618

(1) Exchange rate used for Constant Currency Purposes	1.55	1.55	1.52	1.52

Net Effect of Constant Currency Illustration	$—	$(690,718)	$—	$(2,302,140)

(1)	For illustrative purposes Constant currency translates prior period foreign sales at current exchange rates.

For Rochester Medical Corporation this is the conversion rate of pound sterling to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Nine months ended
June 30, 2009 and 2008

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2009	2008	2009	2008
GAAP Net Income (loss) as Reported	$(77,000)	$312,000	$338,000	$417,000

Diluted Earnings (Loss) Per Share as Reported	$(0.01)	$0.02	$0.03	$0.03

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	(637,000)	—

Subtotal	—	—	(637,000)	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	386,000	386,000
FAS 123R compensation expense (3)	193,000	195,000	683,000	713,000

Subtotal	322,000	324,000	1,069,000	1,099,000

Non-GAAP Net Income	$245,000	$636,000	$770,000	$1,516,000

Non-GAAP Diluted EPS	$0.02	$0.05	$0.06	$0.12

Weighted Average Shares — Diluted	12,603,331	12,550,317	12,637,414	12,561,535
(1)
Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000.This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2009.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and nine months ended June 30, 2009 and 2008 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and nine months ended June 30, 2009 and 2008. The gross amount of compensation expense for the three months ended June 30, 2009 and 2008 is $293,000 and $295,000 net of taxes of $100,000 and $100,000 for net amounts of $193,000 and $195,000 respectively. The gross amount of compensation expense for the nine months ended June 30, 2009 and 2008 is $1,035,000 and $1,081,000 net of taxes of $352,000 and $368,000 for net amounts of $683,000 and $713,000 respectively.

Rochester Medical Corporation
Press Release — F09 Third Quarter
Condensed Balance Sheets

	(unaudited)
	June 30,	September 30,
	2009	2008

Assets

Current Assets
Cash and equivalents	$5,342,272	$8,508,000
Marketable securities	29,660,699	28,493,648
Accounts receivable	6,000,332	6,009,023
Inventories	9,696,882	8,745,873
Prepaid expenses and other assets	892,629	1,110,291
Deferred income tax	1,561,510	1,143,931

Total current assets	53,154,324	54,010,766

Property and equipment, net	9,741,072	9,883,329
Deferred income tax	955,769	831,299
Patents, net	211,884	227,358
Intangible assets, net	6,226,817	6,860,213
Goodwill	4,779,846	5,169,661

Total Assets	$75,069,712	$76,982,626

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,605,780	$2,127,470
Accrued expenses	1,335,452	1,170,654
Short-term debt	2,925,566	1,940,292

Total current liabilities	5,866,798	5,238,416

Long-term liabilities
Other long term liabilities	288,435	239,496
Long-term debt	1,002,344	3,806,185

Total long term liabilities	1,290,779	4,045,681

Stockholders’ equity	67,912,135	67,698,529

Total Liabilities and Stockholders’ Equity	$75,069,712	$76,982,626

Rochester Medical Corporation
Press Release — F09 Third Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales	$8,908,416	$8,241,232	$25,789,530	$25,679,758

Cost of sales	4,724,893	4,568,736	13,266,735	13,594,196

Gross profit	4,183,523	3,672,496	12,522,795	12,085,562
Gross profit %	47%	45%	49%	47%

Costs and expense:
Marketing and selling	2,541,552	2,349,911	7,555,936	6,954,582
Research and development	352,248	202,092	969,011	735,292
General and administrative	1,451,041	1,578,410	4,574,296	5,210,295

Total operating expenses	4,344,841	4,130,413	13,099,243	12,900,169

Loss from operations	(161,318)	(457,917)	(576,448)	(814,607)

Other income (expense)

Interest income	39,964	232,705	241,490	1,041,692
Interest expense	(54,586)	(116,563)	(218,714)	(394,887)
Other income	—	—	1,200,442	—

Net income (loss) before income taxes	(175,940)	(341,775)	646,770	(167,802)

Income tax expense(benefit)	(99,040)	(654,023)	308,843	(584,746)

Net income (loss)	$(76,900)	$312,248	$337,927	$416,944

Earnings (loss) per common share — Basic	$(0.01)	$0.03	$0.03	$0.04

Earnings (loss) per common share — Diluted	$(0.01)	$0.02	$0.03	$0.03

Weighted Average Shares:	12,025,966	11,832,240	12,029,629	11,794,733

Basic

Weighted Average Shares:
Diluted	12,025,966	12,550,317	12,637,414	12,561,535